Exhibit 99.1

XsunX Technology and Business Update

Aliso Viejo, CA – August 2, 2011

Good morning,

July produced some great progress and news for XsunX, starting with confirmation from NREL of 16.36% peak conversion efficiency for our CIGSolar™ process and ending with a bang when we filed with the U.S. Patent Office last week for the proprietary design of our thermal evaporation source: a key differentiator to our CIGS thin film solar technology.

Unique to our CIGSolar™ technology is our use of small-area continuous processing to mass produce individual CIGS solar cells. Key to accomplishing this task is the design of the proprietary heating element for our evaporation source which is necessary to produce and maintain high thermal uniformity. In addition, our evaporation source design has a unique adjustment feature allowing you to fine tune the source position, thus insuring the best thin film uniformity. Together these features are important parts to our patent claims and may make these sources attractive solutions to a number of industries.

In regards to the build-out of our new CIGSolar™ tool, the commercial size thermal evaporation sources necessary for the build are scheduled to arrive the first week of September. We have also been working with chamber component suppliers trying to coordinate delivery of our CIGS processing chamber parts as close to that time as possible. Our goal is to begin assembly of the new multi-chamber CIGSolar™ tool and begin the start-up process and calibration as soon as possible.

Finally, the publicity associated with the recent NREL test results have become a lightning rod attracting new potential licensees. Most recently, new start-ups in the U.S., existing module manufacturers in Europe, India, and China, and resurgence in interest from established firms in Korea, are keeping us very busy. Many of these entities have expressed interest in site visits to review our technology and to work out details in license agreements. All in all, the interest and demand for our technology has been developing very well and to support this current (and any future) demand, the timing of our tool and facility build-out is ideal.

Thanks for your time and have a great week.

The XsunX Team

To learn more about XsunX’s’ breakthrough technology please visit http://www.xsunx.com , and follow us on Twitter and Facebook.

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or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.